UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2006

GOLDEN PHOENIX MINERALS, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation)	0-22905 (Commission File Number)	41-1878178 (IRS Employer Identification No.)

1675 East Prater Way, #102 _____Sparks, Nevada_____ (Address of Principal Executive Offices)	89434 (Zip Code)

(775) 853-4919

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.

On February 22, 2006, Golden Phoenix Minerals, Inc. (the “Company”) entered into an Employment Agreement with David Caldwell to render full-time employment to the Company as President and Chief Operating Officer. Mr. Caldwell’s duties are to assist the Company’s executive management in the areas of corporate development and compliance, mergers and acquisitions, investment banking and fund raising, strategic relationships and public relations, in the United States and such other locations as deemed appropriate by the Board of Directors of the Company (the “Board”).

Until such a time that the Company achieves an initial cash flow through sales of molybdenite concentrates at the Ashdown Mine, the Company will accrue and defer the payment of Mr. Caldwell’s salary for the services to be rendered by him at the rate of One Hundred Forty Five Thousand and No/100 Dollars ($145,000) annually (prorated for any portion of a year), subject to increases, if any, as the Board may determine in its sole discretion after periodic review of the performance of his duties not less frequently than annually. Thereafter, fifty percent (50%) of Mr. Caldwell’s base salary will be deferred and accrued as an obligation of the Company until the Company has fully satisfied its financial obligations to William and Candida Schnack and the Ashdown Mill LLC finance programs relating to the Ashdown Mine.

Once the Company achieves initial cash flow through sales of molybdenite concentrates at the Ashdown Mine has fully satisfied its financial obligations to William and Candida Schnack and the Ashdown Mill LLC finance programs relating to the Ashdown Mine, Mr. Caldwell’s salary will be adjusted to One Hundred Sixty Five Thousand and No/100 Dollars ($165,000) annually (prorated for any portion of a year), subject to increases, if any, as the Board may determine in its sole discretion after periodic review his duties not less frequently than annually.

Mr. Caldwell has also been granted 600,000 options under the Company's Year 2002 Supplemental Employee/Consultant Stock Compensation Plan (the “Stock Plan”) with an exercise price of $0.24 per share. One fourth of the options shall vest each ninety (90) day period from the date of the grant date resulting in one hundred percent (100%) vesting on the first anniversary of the grant date. The options have a term of five (5) years and are subject to other standard terms and conditions under the applicable stock option plan of the Company. Mr. Caldwell has also agreed to a non-competition clause while employed by the Company and a non-solicitation clause for a term of twenty four (24) months following termination of his employment.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)           On February 27, 2006, the Company announced the appointment of David Caldwell as the Company's President and Chief Operating Officer.

Mr. Caldwell has served as a Senior Geologist for the Nevada Pacific Gold (US), Inc. in Elko, Nevada since co-founding the company in March of 1997. Mr. Caldwell earned his masters of science degree in geology from the New Mexico Institute of Mining and Technology and his bachelors of science in geology and geophysics from the University of Minnesota.

Mr. Caldwell has been a Director of the Company since its inception in 1997. There have been no related party transactions between Mr. Caldwell and the Company. During the last two (2) years, Mr. Caldwell has not been a party to any transaction or proposed transaction, to which the Company is or was to be a party, in which Mr. Caldwell would have a direct or indirect material interest. Mr. Caldwell does not have any family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

SECTION 8 – OTHER EVENTS

Item 8.01	Other Events.

On February 27, 2006, the Company issued a press release regarding the appointment of Mr. Caldwell as the Company's President and Chief Operating Officer. A copy of the press release has been filed as an exhibit to this current report Form 8-K.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit No.	Exhibit Description

99.1	Press release dated February 27, 2006 entitled "Golden Phoenix Names David A. Caldwell President and Chief Operating Officer”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN PHOENIX MINERALS, INC.,
a Minnesota corporation

Dated:	February 27, 2006	By: /s/ Kenneth S. Ripley

Kenneth S. Ripley,

Interim Chief Executive Officer

4